Exhibit 99.1

FOR IMMEDIATE RELEASE

August 15, 2012

SHOSHONE SILVER/GOLD SIGNS OPTION TO LEASE AGREEMENT ON WORLD CLASS EXPLORATION PROPERTIES IN SOUTHERN IDAHO

Coeur d’Alene, Idaho:  Shoshone Silver/Gold Mining Company (OTC-SHSH) (OTCQB-SHSH) announced today that it has entered into a 90-day due diligence option with Silver Leaf Exploration to lease 54 unpatented claims in Owyhee County, Idaho which comprise almost all of the historic Flint Mining District.  Shoshone has paid Silver Leaf $15,000 as an option payment and will cover the BLM filing costs on the unpatented claims which are due by the end of August.

“We are very excited about this opportunity for Shoshone,” stated Howard Crosby, Shoshone’s president.  “The Flint District has not been explored in any significant way for nearly 100 years, and we believe there is excellent potential for high grade silver and gold deposits analogous to the Silver City/Delamar District some 20 miles to the north” said Crosby.

No serious exploration or development in the Flint District has occurred since the early 1920’s, and many of the exposed veins are unexplored both along strike and down dip.
After exercising its option, Shoshone plans to conduct detailed surface mapping of the veins, conduct a geophysical survey of the claims, and develop drill targets to test the downward extension of the veins.

Upon exercise of the option to lease, Shoshone enters a mining lease with a 15-year primary term and agrees to pay Silver Leaf a 2.5% net smelter return royalty on metals produced, with advance minimum royalty payments ranging from $15,000 in the early years and increasing to $25,000 in later years.  The lease also commits Shoshone to a schedule of work commitments beginning at $125,000 per year for the first three years, increasing to $175,000 in the next three years, and $225,000 annually thereafter.

The Silver City/Delamar District to the north of Shoshone’s optioned property has produced over 34,000,000 ounces of silver and 1,600,000 ounces of gold, in a very similar geologic setting to that of the Flint District, which is characterized by high grade epithermal veins hosted in a granodiorite intrusive, with a suite of high grade silver minerals.  According to Bulletin 11 from the Idaho Bureau of Mines, veins in the district range from 2 to 15 feet wide, and average grades within the ore shoots range from 20 to 50 ounces per ton silver and up to 1 ounce per ton in gold.  A flotation concentrate from the Flint District in the 1920’s averaged 635 ounces of silver, 1 ounce of gold, 1.3% copper, 2.4% lead, 2.4% zinc, and 7.6% antimony.

“We believe that this deal exemplifies our business strategy for revitalizing Shoshone,” stated Greg Smith, Shoshone’s chairman.  “Having realized real value from our legacy asset in the Lakeview district through our deal with Black Mountain, we are dedicated to finding and acquiring high quality precious metal assets in the western United States,” said Smith.

Shoshone Silver/Gold Mining Company is an exploration stage company based in Coeur d’Alene, Idaho.  The Company was founded in 1969, and holds mining properties and mineral claims in Idaho, Montana, Arizona, and Washington.

Legal Notice and Safe Harbor Statement

This press release contains “forward-looking statements”.  All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words ‘believes,” “expects,” “given,” “targets,” “intends,” “anticipates,” “plans,” “projects,” “forecasts” or similar expressions are “forward-looking statements.”   Although the Company’s management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct.

These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated.  Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; maintenance of important business relationships.  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended September 30, 2011 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2011, March 31, 2012, and June 30, 2012, and each subsequently filed Current Report on Form 8-K.  The Company assumes no obligation to update any of the information contained or referenced in this press release.

Source: Shoshone Silver/Gold Mining Company
Contact:

Shoshone Silver/Gold Mining Company

Howard Crosby, CEO
(509) 526-3491